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          United Auto Group, Inc.                  Press Release


Contact:          Karl Winters                        Allison Wey/Stefanie King

                  Chief Financial Officer             Edelman financial

                  212-223-3300                        212 704-4424/212 704-8291



FOR IMMEDIATE RELEASE

          UNITED AUTO ANNOUNCES ACTIONS TO REALIGN CERTAIN OPERATIONS;

                ACQUISITIONS ANNOUNCED IN MEMPHIS AND PUERTO RICO

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      Company to Take Pre-Tax Charge in the Range of $28.0 to $32.0 Million



   Fourth Quarter 1997 Pre-Tax Loss in $39.0 to $45.0 Million Range Expected;
            Loss to Include Results of Nine Franchises to be Divested

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           Company Executive Samuel X. DiFeo, Jr. Named President and
                             Chief Operating Officer

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    Company Enters Memphis and Puerto Rico Markets With Acquisitions Totaling
      $480.0 Million in Revenues, Bringing Company Run Rate to $3.6 Billion

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        NEW YORK, NEW YORK, January 13, 1998 -- The Board of Directors of United
Auto Group, Inc. (NYSE: UAG), the nation's second largest publicly-traded automobile retailer, today announced actions to realign certain elements of the Company's operations and the naming of Samuel X. DiFeo, Jr. as President and Chief Operating Officer.

        Mr. DiFeo, 48, has served as Executive Vice President of the DiFeo Group since 1992 when United Auto acquired the DiFeo dealerships, which are located in the New York metro area. Mr. DiFeo will be responsible for day-to-day operations of United Auto's dealership network.

        The actions announced result in a pre-tax charge in the range of $28.0 to $32.0 million ($16.8 to $19.2 million after-tax or $0.88 to $1.00 pct share in the fourth quarter of 1997).

        Marshall S. Cogan, Chairman and Chief Executive Officer, stated, "Building and capitalizing on our auto retailing model has posed many challenges for United Auto. We continue to believe that our business model is compelling, and we will continue to focus on the new car dealership as the cornerstone for higher margin used car sales, service and parts, and finance, insurance and warranty businesses."

        He added, "We made the decision to realign elements of our operations and take full advantage of Sam DiFeo's nearly three decades of automotive retailing experience in an effort to better position United Auto for the future."

        The Company also announced that James R. Davidson, Senior Vice President of Finance, has been appointed Executive Vice President; he will work with Mr. DiFeo and will add certain dealership operations to his responsibilities.



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                    Pre-Tax Charge of $28.0 to $32.0 Million

        The pre-tax charge, relating principally to the Company's dealership and corporate areas, will eliminate certain under-performing assets, enhance cash flow and streamline the Company's corporate infrastructure.

        The aggregate pre-tax charge relates to:

        (i) Charges in the range of $23.0 to $25.0 million, principally for the divestiture of nine franchises, subject to manufacturer approval, as well as other realignment and real estate expenses in the New York metropolitan, Arkansas and Atlanta areas; the closure of three stand-alone used vehicle satellite locations in Arkansas and the disposal of related inventory; and the implementation of a new policy related to managing the Company's working capital invested in retail inventory more efficiently.

        (ii) $5.0 to $7.0 million related principally to certain corporate activities, including the accrual for consulting agreements and certain other items.

        The Company said that it expects these actions to result in estimated operating savings of approximately $6.0 million in 1998.

        Including the pre-tax charge, the Company preliminarily expects to record a pre-tax loss for the quarter ending December 31, 1997 in the range of $39.0 to $45.0 million ($23.4 to $27.0 million after-tax or a loss of $1.22 to $1.41 per share). The loss includes operating losses from the nine franchises that will be divested, and also reflects continued weakness in



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its business during the fourth quarter in certain Atlanta dealerships. The
Company said that its Phoenix-based operations posted strong fourth quarter results.

        Mr. Cogan continued, "The initiatives announced today provide us with a solid base from which to model future opportunities. We enter 1998 with a better understanding of the forces that affect auto retailing and remain committed to our concept."

                    Memphis, TN and Puerto Rico Acquisitions

        The Company also announced today the acquisition of five franchises in Memphis, TN. The dealerships, which create a new hub for the Company, had estimated 1997 revenues totaling $320.0 million.

        The dealerships include: Covington Pike Toyota, the nation's eighth largest Toyota retailer; Homer Skelton Mazda, Hyundai; Covington Pike Dodge; and Graceland Dodge. The aggregate consideration for the Memphis acquisitions is approximately $28.0 million. The Company said that it had completed the acquisition of Covington Pike Dodge and that it expects to complete the other Memphis dealership acquisitions this month.

        In addition, the Company said that it had completed the acquisition of The Triangle Group, Puerto Rico's second largest automotive retailer. Triangle, which operates franchises representing the Acura, Chrysler, Daewoo, Honda, Suzuki and Toyota brands, had estimated 1997 revenues of $160.0 million. The aggregate consideration for the acquisition is $14.5 million.



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        All of the Memphis and Puerto Rico-based dealerships sell new and previously-owned vehicles and offer a complete range of services, including service and parts and the placement of financing and insurance. These acquisitions are expected to bring the number of franchises that the Company will own to 87, net of the announced divestitures, and increase United Auto's annualized revenues to $3.6 billion.

        Mr. Cogan said, "Our entry into the Memphis market complements our existing hubs and expands United Auto's presence in the important Southeast region; Triangle is a dominant player in the burgeoning Caribbean Basin market."

        The Company said that it expects first quarter 1998 manufacturer authorization to close the previously announced acquisitions of Philadelphia-area Classic Auto Group and Young Automotive Group, which operates franchises in the South and Midwest. These two dealership groups had estimated 1997 revenues of $750.0 million.

        The Company also announced today that it does not expect to complete its previously announced acquisition of the San Angelo, TX-based Lynn Alexander dealerships. Aggregate consideration for the acquisition, as announced on July 31, 1997, was approximately $12.0 million, principally in cash.



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        United Auto will host a conference call for securities analysts, shareholders and bondholders at 5:15 PM EST on Tuesday, January 13 to discuss this announcement. Those wishing to participate in the call should dial 1 800 633-8638. For more information, contact Crystal Howard at 212 230-0464.

        United Auto, which has pursued a strategy based on internal growth from its existing dealerships and from strategic acquisitions, operates franchises in Arizona, Arkansas, Connecticut, Florida, Georgia, Louisiana, Nevada, New Jersey, New York, North Carolina, Puerto Rico, South Carolina, Tennessee, and Texas. United Auto dealerships sell new and used vehicles and market a complete line of aftermarket automotive products and services through United AutoCare. The Company also owns United Auto Finance, formerly Atlantic Auto Finance, a finance company engaged in the purchase, sale and servicing of primarily prime credit quality automobile loans.

        This press release contains forward-looking information, and actual results may materially vary from those expressed or implied herein. Factors that could affect these results include those mentioned in the Company's Prospectus filed with the Securities and Exchange Commission on December 10, 1997.

        Editors Note: United Auto's logo can be retrieved in digital form by media without charge from Wieck Photo Database (972) 392-0888.

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